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                                                                    Exhibit 21.3


                      SUBSIDIARIES OF CROWN NORTHCORP, INC.
                      -------------------------------------

Crown Revenue Services, Inc., an Ohio corporation, is wholly owned subsidiary of Crown NorthCorp, Inc.

Crown Properties, Inc., an Ohio corporation, is a wholly owned subsidiary of Crown Revenue Services, Inc.

CNC Holding Corp., a Delaware corporation, is a wholly owned subsidiary of Crown NorthCorp, Inc.

Eastern Realty, L.L.C., a Virginia limited company, with 99% of the membership interests owned by CNC Holding Corp., and 1% owned by Crown Revenue Services, Inc.

Crown NorthCorp Euro A/S. a Danish corporation, is a wholly owned subsidiary of CNC Holding Corp.

Crown NorthCorp Limited, a corporation organized under the laws of England and Wales, is a wholly owned subsidiary of CNC Holding Corp.

Eastern Realty Corporation, a Virginia corporation, is a wholly owned subsidiary of CNC Holding Corp.

Eastern Baltimore, Inc., a Virginia corporation, is a wholly owned subsidiary of CNC Holding Corp.